WILSON AND BARROWS, LTD.
STEWART R. WILSON        ATTORNEYS AT LAW              PHONE 775-738-7271
RICHARD G. BARROWS                                     FAX   775-738-5041
                                                                -
ROBERT M. SALYER, CPA   442 COURT STREET    S.Wilson@WilsonandBarrows.com
       -                                   R.Barrows@WilsonandBarrows.com
ORVILLE  R. WILSON    ELKO, NEVADA 89801    R.Salyer@WilsonandBarrows.com
 (1910 - 1996)




                             July 16, 2001

Board of Directors
Cascade Sled Dog Adventures, Inc.
199 Kent Drive
Toutle, WA 98649

     RE:  Opinion on Legality
          SB-2 Registration Filing

Dear Cascade Board of Directors:

      Our office has been asked by Mr. Steven B. Madsen, your president, to prepare for the Board of Directors an opinion on the legal status of Cascade Sled Dog Adventures, Inc., which has recently changed its name from Novanet International, Inc., as a Nevada corporation1 and its apparent capacity to engage in its current registration with the Securities and Exchange Commission on Form SB-2. In response to that request, it is the opinion of our office that Cascade Sled Dog Adventures, Inc. is a legal Nevada corporation in good standing and appears fully capable of completing and filing a Registration Statement on Form SB-2 with the Securities Exchange Commission and otherwise registering such offering in various jurisdictions where the offering may legally be sold. All shares legally issued would constitute non-assessable common shares in the company and will be validly issued and fully paid.

      In rendering the foregoing opinion, the undersigned represents that it acts only as a registered agent for Cascade in Nevada, while fully aware of and capable to render the foregoing opinion as licensed Nevada counsel as to its corporate status, we are not securities counsel and do not purport to act or opine in such capacity. Our opinion as to Cascade's capacity to file a Registration is limited to our opinion that such act would be within Cascades's general corporate authority and capacity as a Nevada corporation in good standing.

      We cannot and do not render any opinion as to the adequacy or sufficiency of such Registration or any offering materials.

                                   Sincerely,

                                   /S/ Richard G. Barrows
			                 -------------------------
                                   Richard G. Barrows



      1     As of this writing the name change documentation has  been sent to the Nevada Secretary of State for filing, but not yet received back with the actual filing date